Exhibit 10.10(b)

Aimmune Therapeutics, Inc.

8000 Marina Boulevard, Suite 300

Brisbane, CA  94005

December 27, 2018

Stephen G. Dilly, M.B.B.S., Ph.D.

8000 Marina Boulevard, Suite 300

Brisbane, California 94005

Dear Stephen:

As we have discussed, we are excited to offer you an extension to the term of your employment with Aimmune Therapeutics, Inc. (the “Company”) on the terms described in this letter.  As you know, on November 5, 2017, you and the Company entered into a Transition and Separation Agreement (the “Agreement”) under which you are employed as Special Advisor to the Company.  Under the Agreement, your employment with the Company is scheduled to end on the Planned Resignation Date (as defined in the Agreement), which is December 31, 2018.  However, as we have discussed, we would like to extend the Planned Resignation Date to December 31, 2019, provided, that during the remainder of the Transition Period (as defined in the Agreement), your base salary will be reduced to a rate of $12,000 per annum, you will no longer be eligible for per diem compensation and you will be required to devote not less than two and one-half business days per week to the provision of Transition Services.  For the avoidance of doubt, your outstanding equity awards will continue to vest in accordance with their current vesting schedule.

If you are in agreement with the changes described in this letter, please indicate your acceptance of the terms of this letter by your signature below and return it to me at your earliest convenience.  Upon your signature to this letter, the Agreement will be deemed amended to reflect a Planned Resignation Date of December 31, 2019 and the compensation described in this letter.  All other terms and conditions of the Agreement will not be affected by this letter.

Sincerely,

AIMMUNE THERAPEUTICS, INC.

By:  _/s/ Douglas T. Sheehy

Douglas T. Sheehy, General Counsel

Accepted and Agreed:

/s/ Stephen G. Dilly

Stephen G. Dilly, M.B.B.S., Ph.D.

Date:  12/27/2018